QuickLinks -- Click here to rapidly navigate through this document

Exhibit 5.1

Tyco Electronics Ltd.
Rheinstrasse 20
CH-8200 Schaffhausen
Switzerland

Zurich, 25 June 2009

Re: Post-Effective Amendment to
Registration Statement on Form S-4

Dear Sir or Madam

        We have acted as special Swiss counsel to Tyco Electronics Ltd. (the "Company") in connection with the change of the Company's place of incorporation from Bermuda to Switzerland by way of a discontinuance from Bermuda and a continuance as a Swiss corporation according to article 161 of the Swiss Code on Private International Law, whereby the Company transferred its domicile to Switzerland and reconstituted itself as a corporation (Aktiengesellschaft) under the laws of Switzerland (the "Swiss Continuation"), and the filing of a post-effective amendment to its registration statement on Form S-4 (the "Post-Effective Amendment") with the U.S. Securities and Exchange Commission ("SEC") in connection with the registration under the U.S. Securities Act of 1933, as amended (the "Securities Act"), of 468'215'574 registered shares of the Company, with a nominal amount of CHF 2.60 ("Common Shares"), existing as Swiss shares as from their registration in the relevant commercial register in Switzerland when the Company became incorporated under the laws of Switzerland.

        We have not investigated the laws of any jurisdiction other than Switzerland, and do not express an opinion on the laws of any jurisdiction other than Switzerland. We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion, including a certified extract, dated June 25, 2009, of the Commercial Register of the Canton of Schaffhausen, Switzerland (the "Commercial Register") in relation to the continuation of the Company, the Company's certified articles of association dated June 25, 2009 and the documents and confirmations filed with the Commercial Register in connection with the Swiss Continuation. In so doing, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all the documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents.

        We assume no obligation to advise you of any changes to this opinion that may come to our attention after the date hereof. Further, this opinion speaks as of its date and is strictly limited to the matters stated herein and we assume no obligation to review or update this opinion if applicable law or the existing facts or circumstances should change.

        As to all jurisdictions other than Bermuda or Switzerland, we have assumed that the Company is not subject to any governmental decree, order or injunction that prohibits the consummation of the Swiss Continuation.

        As to all matters of Bermuda law, we have relied solely on the correctness of the opinion of Appleby, dated June 25, 2009, filed as an exhibit to the Post-Effective Amendment (subject to the assumptions, reservations and qualifications set forth therein).

        In addition, as to the full coverage of the share capital (par value and general reserves) by net assets of the Company, we have relied solely on the correctness of an opinion of PricewaterhouseCoopers AG, Zurich, acting as special auditor with respect to the Swiss Continuation dated June 22, 2009 (subject to the assumptions, reservations and qualifications set forth therein). We express no opinion as to any accounting matters.

        Based on the foregoing and subject to the qualifications set forth herein, we are of the opinion that each outstanding Common Share of the Company is validly issued, fully paid and non-assessable.

        We hereby consent to the filing of this opinion as an exhibit to Post-Effective Amendment No. 1 to the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Yours faithfully,
Bär & Karrer AG
/s/ RALPH MALACRIDA Ralph Malacrida

QuickLinks

  Exhibit 5.1